Exhibit  23 under Form N-1A
Exhibit j under Form N-1A

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 99 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our reports, dated June 13, 2008, on Automated Government Cash Reserves and U.S. Treasury Cash Reserves (two of the portfolios constituting Money Market Obligations Trust), included in the Annual Shareholder Reports for the fiscal year ended April 30, 2008.

Ernst & Young LLP

Boston, Massachusetts
June 24, 2008